Exhibit 99.1
ONCOTHYREON REPORTS FULL YEAR AND FOURTH QUARTER 2007
FINANCIAL RESULTS
BELLEVUE, WASHINGTON — March 10, 2008 — Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) (the “Company”) today reported financial results for the year and quarter ended December 31, 2007. All results are in U.S. dollars and prepared using U.S. GAAP.
Net loss for the year ended December 31, 2007, was $20.3 million or $1.04 per basic and diluted share, compared with $36.4 million, or $2.38 per basic and diluted share in 2006. The substantial decrease in net loss when compared with 2006 primarily reflects the charge of $24.9 million in 2006 related to the acquisition of ProlX Pharmaceuticals, Inc. General and administrative expenses increased by $4.2 million for the year ended December 31, 2007, compared with the year ended December 31, 2006, primarily due to costs associated with the Company’s reincorporation into the United States and certain costs associated with a reduction in administrative staff. Revenue from operations for the year ended December 31, 2007, was $3.8 million, compared to $4.0 million in the prior year.
Net loss for the quarter ended December 31, 2007, was $5.2 million or $0.26 per basic and diluted share, compared with $27.1 million or $1.58 per basic and diluted share for the comparable period in 2006. Revenue from operations was $1.9 million, compared to $1.1 million for the same period in 2006. Expenses for the quarter were $7.1 million, compared with $28.7 million for the comparable period in 2006, which included charges of $24.9 million relating to the October 2006 acquisition of ProlX.
As of December 31, 2007, Oncothyreon’s cash, cash equivalents and short-term investments were $24.2 million, compared to $28.4 million at the end of 2006, a decrease of $4.2 million, or 14.8 percent. The net decrease reflects operating expenditures of $22.8 million in 2007 offset by $15.8 million in cash received under the Company’s collaborative and contract manufacturing agreements. The decrease was also offset by the favorable effect of exchange rate fluctuations on cash and cash equivalents of $1.7 million and short-term investments of $1.9 million.

Financial Guidance
Oncothyreon believes the following financial guidance to be correct as of the date provided. The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.
For 2008, Oncothyreon expects expenses to increase over 2007 as a result of increased manufacturing and process development activities for Stimuvax® and more advanced clinical development activity for the Company’s small molecule drugs. The Company expects these expenses to be partially offset by increased revenue related to the purchase of Stimuvax clinical supplies by Merck KGaA. As a result, Oncothyreon anticipates that operating cash requirements for 2008 will be between $17 million and $19 million. The Company estimates that it currently has sufficient cash resources to last into the second quarter of 2009.
Business Update
Key achievements for Oncothyreon in 2007 included:
•	Initiating a Phase 2 trial of PX-12 in patients with advanced pancreatic cancer.

•	Initiating the START trial, a Phase 3 trial of Stimuvax in patients with Stage III non-small cell lung cancer, in partnership with Merck KGaA.

•	Successfully manufacturing Stimuvax vaccine and placebo for the START trial.

•	Filing an IND and initiating a Phase 1 trial of PX-478 in patients with advanced solid tumors or lymphomas.

•	Signing amended and restated collaboration and supply agreements with Merck KGaA for Stimuvax, providing for new, near-term milestones, the first of which was received in December 2007.

•	Completing the reincorporation of Biomira into the United States as Oncothyreon.
Conference Call and Webcast
Oncothyreon’s management will discuss the Company’s fourth quarter and full year 2007 financial results as well as general business updates during a conference call beginning at 1:30 p.m. PT/ 4:30 p.m. ET today, Monday, March 10, 2008. To listen to a webcast of the discussion, visit www.oncothyreon.com.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.
Forward-Looking Statements
In order to provide our investors with an understanding of our current results and future prospects, this release may contain statements that are forward looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding expenses related to manufacturing and process development activities and clinical development activities, revenues resulting from Merck’s purchase of Stimuvax supplies, and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the adequacy of financing and reserves on hand, currency exchange rate fluctuations, changes in general accounting policies, our ability to remediate an identified material weakness in our internal controls, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.
Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC., 110 — 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370 Fax: (425) 450-0371
ONCOTHYREON CANADA INC., 2011 — 94 St., Suite 200, Edmonton, AB, Canada T6N 1H1
Tel: (780) 450-3761 Fax: (780) 463-0871
http://www.oncothyreon.com

Oncothyreon Inc.1
Consolidated Statements of Operations Data
(in thousands of U.S. dollars, except share and per share data)
(unaudited)

	Three Months Ended
	December 31		Year Ended December 31
	2007	2006	2007	2006
Revenue
Contract research and development	$29	$1,028	$631	$3,678
Contract manufacturing.	1,617	—	2,536	—
Licensing revenue from collaborative agreements	212	43	528	182
Licensing, royalties and other revenue.	80	38	103	119

	1,938	1,109	3,798	3,979

Expenses
Research and development	2,278	2,885	10,011	12,200
Manufacturing	1,396	—	2,564	—
General and administrative	3,567	2,298	11,797	7,636
Marketing and business development	26	134	565	587
Depreciation	84	56	246	247
In-process research and development	—	24,920	—	24,920
Investment and other loss (income)	(22)	(373)	371	(916)
Interest expense	3	2	5	10
Change in fair value of warrant liability	(242)	(1,238)	(1,421)	(3,849)

	(7,090)	(28,684)	(24,138)	(40,835)

Loss before income taxes	(5,152)	(27,575)	(20,340)	(36,856)
Income tax recovery
Current	—	462	—	462

Net loss	$(5,152)	$(27,113)	$(20,340)	$(36,394)

Basic and diluted loss per share	$(0.26)	$(1.58)	$(1.04)	$(2.38)

Weighted average number of common shares outstanding (in thousands)	19,486	17,133	19,486	15,317

Oncothyreon Inc.1
Consolidated Balance Sheets Data
(in thousands of U.S. dollars, except share data)
(unaudited)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and short term investments	$24,186	$28,395
Total assets	$36,218	$33,456
Total long-term liabilities	$12,526	$2,328
Shareholders’ equity	$12,019	$27,435
Common shares outstanding	19,485,889	19,485,889

[1]	On December 10, 2007, Oncothyreon became the successor corporation to Biomira Inc. by way of a plan of arrangement effected pursuant to Canadian law. These financial statements reflect the historical accounts of Biomira up to December 10, 2007, with the exception of basic and diluted loss per share and common shares outstanding, which have been recast to reflect the 6 for 1 common share exchange effected by the plan of arrangement.